Exhibit 99.4

FORM OF TRANSMITTAL LETTER

IMPERIAL HOLDINGS, INC.

Non-transferable Subscription Rights to Purchase up to 5,350,747 Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Shareholders of Imperial Holdings, Inc.

May 27, 2015

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed by Imperial Holdings, Inc. (the “Company”) to securities dealers, commercial banks, trust companies and other nominees in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase up to 5,350,747 shares of the Company’s common stock (“Shares”) distributed to all holders of record of shares of the Company’s common stock at 5:00 p.m., New York City time, on May 26, 2015 (the “Record Date”). The Rights and Shares are described in the accompanying offering prospectus supplement, dated May 21, 2015 to a prospectus dated September 24, 2014 (collectively, the “Prospectus”). If the Rights Offering is fully subscribed, the Company will issue 5,350,747 shares. If the Rights Offering is oversubscribed, the Company may issue up to an additional 1,337,686 shares to honor over-subscription requests.

As described in the Prospectus, every four shares of our common stock beneficially owned as of the Record Date (in your name or the name of your nominee), entitles the holder to receive one right to purchase one Share at a subscription price of $5.75 per Share, which we refer to as the basic subscription privilege. If the holder is a shareholder on the Record Date, fully exercises its basic subscription privilege and other shareholders do not fully exercise their basic subscription privilege, it will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed Shares at the same price of $5.75 per Share, subject to proration and subject, further, to reduction by us to eliminate subscriptions for fractional Shares. Additionally, if there are not enough shares to honor all over-subscription requests, the Company may, at its discretion, issue up to an additional 1,337,686 shares (the “Over-allotment Shares”) to honor over-subscription requests. To the extent a holder exercises its over-subscription privilege for an amount of Shares that exceeds the number of the unsubscribed Shares available to it, any excess subscription payment received by America Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned promptly without interest.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on June 15, 2015, unless we extend the rights offering period (the “Expiration Time”). Exercising the Rights and investing in the Shares involves a high degree of risk. We urge each holder to carefully read the section entitled “Risk Factors” in the Prospectus and all other information included or incorporated by reference in the Prospectus in its entirety before deciding whether to exercise Rights.

Each holder will be required to submit payment in full for all the Shares it wishes to buy with its basic subscription privilege and its over-subscription privilege. Because we will not know the total number of unsubscribed Shares prior to the expiration of the offering, if the holder wishes to maximize the number of Shares it may purchase pursuant to its over-subscription privilege, it will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Shares which assumes that no other shareholder purchases any Shares pursuant to their basic subscription privilege and over-subscription privilege. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. There is no minimum purchase requirement for your over-subscription privilege other than $5.75 per Share.

We can provide no assurances that each rights holder will actually be able to purchase the number of Shares issuable upon the exercise of its over-subscription privilege in full. We will only honor an over-subscription privilege to the extent sufficient Shares are available following the exercise of subscription rights under the basic subscription privilege, subject to the limitations set forth above and subject to the Company’s ability to issue the Over-allotment Shares.

The Rights are non-transferable during the course of the Rights Offering.

The Company is asking persons who own shares of common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold their certificates of common stock directly and prefer to have such institutions exercise the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the exercise for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions as to the Use of Imperial Holdings, Inc. Rights Certificates (including a Notice of Important Tax Information and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of common stock registered in your name or the name of your nominee (including a beneficial owner election form), with an attached form of instruction;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the subscription price in full for each Share subscribed for pursuant to the basic subscription privilege and the over-subscription privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the subscription price, including final clearance of any checks, prior to the Expiration Time. A rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., the information agent for the rights offering. The information agent’s telephone number is 877-478-5045. Any questions or requests for assistance concerning the rights offering should be directed to the information agent.

Very truly yours,

Imperial Holdings, Inc.

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